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                                 EXHIBIT 99(A)



                    Union Planters Corporation Press Release
             dated July 27, 1995, announcing operating results for
                           the second quarter of 1995
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                      JACK W. PARKER, CFO             JULY 27, 1995
                      (901) 383-6781



          UNION PLANTERS CORPORATION ANNOUNCES SECOND QUARTER EARNINGS
                        INCREASE OF TWENTY NINE PERCENT

     Memphis, Tennessee -- Union Planters Corporation today announced record second quarter net earnings of $33.9 million, or $.75 per fully diluted share. This represents a 29% increase compared to net earnings for the second quarter of 1994 of $26.3 million, or $.58 per fully diluted share. Returns on average assets and average common equity for the second quarter of 1995 were 1.39% and 18.38%, respectively, compared to 1.05% and 14.43%, respectively, for the same period in 1994.
     Net earnings for the six months ended June 30, 1995 were $66.9 million, or $1.49 per fully diluted share. This compares to net earnings of $51.6 million, or $1.14 per fully diluted share, for the same period in 1994.
     The improved operating results are attributable to an increase in net interest income and noninterest income and to basically unchanged noninterest expenses. Benjamin W. Rawlins Jr., Chairman and Chief Executive Officer of Union Planters Corporation, stated, "We are pleased with our second quarter and year to date results. Each of our affiliate banks has worked hard to both improve productivity and increase market share. These results represent record levels of earnings and profitability for our Company."
     Net interest income increased $2.0 million over the first quarter of 1995 to $100.5 million and was $3.5 million higher than

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the second quarter of 1994.  The increase resulted from loan growth, a higher net interest margin, and a higher investment portfolio yield. Average loans grew 1.6% over the first quarter of this year and grew 14.7% over the second quarter of 1994. The growth in loans outstanding from June 30, 1994 to June 30, 1995 was as follows: commercial loans increased approximately $100 million, real estate loans increased approximately $255 million, and consumer loans increased approximately $345 million. The net interest margin was 4.66% for the second quarter compared to 4.59% and 4.42%, respectively, for the first quarter of 1995 and the second quarter of 1994. The yield on the investment portfolio was 6.87% for the second quarter of 1995 compared to 6.62% for the first quarter of this year and 5.71% for the second quarter of 1994. The higher level of interest income from loans and investment securities was partially offset by an increase in the cost of interest-bearing liabilities, primarily deposits.
     Noninterest income increased $3.3 million over the first quarter of 1995 to $37.6 million and increased $9.3 million over the second quarter of 1994.
The growth is attributable to service charges on deposit accounts, bank card income, and profits and commissions from the SBA trading operations.
Noninterest expenses increased 3% over the first quarter of 1995 to $86.0 million (primarily relating to bank card and SBA trading operations) and were basically unchanged from the second quarter of 1994.
     The provision for losses on loans was $2.0 million for the second quarter of 1995 compared to $1.7 million for the first

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quarter of 1995 and $985,000 for the second quarter of 1994.  At June 30, 1995 the allowance for losses on loans was 1.95% of loans and approximately 475% of nonperforming loans. Nonperforming assets at June 30, 1995 were $31.0 million, or .51% of loans and foreclosed properties. This compares to $28.6 million, or
 .48% of loans and foreclosed properties, at March 31, 1995 and $33.9 million, or .63% of loans and foreclosed properties, at June 30, 1994.
     Union Planters Corporation ended the quarter with total assets of $9.7 billion, total loans of $6.1 billion and total deposits of $8.3 billion. Shareholders' equity at quarter end was $812 million and Union Planters' equity to assets and leverage ratios were 8.33% and 7.96%, respectively.
     Union Planters Corporation, headquartered in Memphis, Tennessee, is a $9.7 billion multi-state holding company. Union Planters has 34 banking subsidiaries with 379 banking locations in Tennessee, Mississippi, Arkansas, Louisiana, Alabama, and Kentucky.


                    [Two Page Financial Attachment Follows]
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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                                         JUNE 30,                                JUNE 30,
                                                                  1995             1994                    1995           1994
- ---------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                                  $   100,538     $    97,064               $   199,089    $   188,528
     Taxable-equivalent basis                                    104,701         102,412                   207,539        197,708
   Provision for losses on loans                                   2,000             985                     3,686          1,800
   Noninterest income
     Investment securities gains (losses)                             18             169                        (3)           274
     Other                                                        37,541          28,075                    71,773         56,389
   Noninterest expense                                            85,984          86,136                   169,095        168,863
   Earnings before income taxes                                   50,113          38,187                    98,078         74,528
   Applicable income taxes                                        16,247          11,935                    31,197         22,889
   NET EARNINGS                                                   33,866          26,252                    66,881         51,639

- ---------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
   Net earnings - primary                                    $       .79     $       .60                      1.56    $      1.18
                - fully diluted                                      .75             .58                      1.49           1.14
   Cash dividends                                                    .25             .21                       .48            .42
   Book value                                                                                                17.86          16.64

- ---------------------------------------------------------------------------------------------------------------------------------
BALANCES AT END OF PERIOD
   Loans, net of unearned income                                                                       $ 6,085,087    $ 5,388,459
   Allowance for losses on loans                                                                           118,675        122,823
   Nonperforming assets
      Nonaccrual loans                                                                                      23,709         23,224
      Restructured loans                                                                                     1,286          2,001
      Foreclosed properties                                                                                  5,971          8,704
   Loans 90 days past due                                                                                   11,579          8,590
   Investment securities
       Held to maturity   -  Amortized cost                                                              1,005,348      1,072,302
                          -  Fair value                                                                  1,027,154      1,081,147
       Available for sale -  Amortized cost                                                              1,500,011      2,622,948
                          -  Fair value                                                                  1,501,600      2,600,055
       Unrealized gain (loss) on available for sale securities, net of taxes                                   926        (14,159)
   Total assets                                                                                          9,745,439     10,090,999
   Total deposits                                                                                        8,263,263      8,341,007
   Total shareholders' equity                                                                              811,520        768,747
   Total common equity                                                                                     724,222        664,199
   Tier 1 capital                                                                                          773,599        744,402
=================================================================================================================================

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                          UNION PLANTERS CORPORATION
                       FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   THREE MONTHS ENDED             SIX MONTHS ENDED
                                                       JUNE 30,                       JUNE 30,
                                                 1995             1994           1995          1994
AVERAGE BALANCES
   Loans, net of unearned income                $6,097,279    $ 5,313,708     $6,049,617    $5,249,789
   Investment securities                         2,594,541      3,717,357      2,731,839     3,624,118
   Earning assets                                9,015,886      9,288,289      9,053,545     9,167,829
   Total assets                                  9,749,356     10,061,700      9,787,388     9,961,386
   Total deposits                                8,233,284      8,384,787      8,242,008     8,372,854
   Interest-bearing liabilities                  7,628,789      7,964,901      7,677,523     7,875,807
   Demand deposits                               1,210,490      1,221,804      1,219,492     1,212,962
   Shareholders' equity                            789,756        772,675        779,517       769,170
   Common equity                                   702,458        668,127        692,219       664,622
- ------------------------------------------------------------------------------------------------------
OTHER SUPPLEMENTAL INFORMATION
   Return on average assets                           1.39 %         1.05 %         1.38 %        1.05 %
   Return on average common equity                   18.38          14.43          18.48         14.33
   Allowance for losses on loans to
      loans (end of period)                                                         1.95          2.28
   Nonperforming loans to loans                                                      .41           .47
   Nonperforming assets to loans and
       foreclosed properties                                                         .51           .63
   Net charge-offs of loans                     $    6,230 $        3,392 $        7,100 $       2,707
   Net charge-offs as a percentage of
      average loans                                    .41 %          .25 %          .48 %         .21 %
   Common shares outstanding (end of
      period, in thousands)                                                       40,553        39,913
   Weighted average shares outstanding
      (in thousands)
         Primary                                    40,607         40,045         40,514        40,004
         Fully diluted                              45,108         44,529         45,005        44,486
   Yield on earning assets (taxable-equivalent
      basis)                                          8.48 %         7.26 %         8.31 %        7.16 %
   Rate on interest-bearing liabilities               4.51           3.31           4.35          3.27
   Interest rate spread (taxable-equivalent
       basis)                                         3.97           3.95           3.96          3.89
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                          4.66           4.42           4.62          4.35
   Shareholders' equity to assets                                                   8.33          7.62
   Leverage ratio                                                                   7.96          7.43
======================================================================================================